                            STOCK PURCHASE AGREEMENT
                      AMONG STRATEGIC PRODUCTS CORPORATION
                          JOHN K. LA RUE, KEITH BUSSMAN


                                       AND


                                  PRONET INC.






                                 April 25, 1996

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RECITALS                                                                       1

ARTICLE 1 - PURCHASE AND SALE OF SHARES                                        1

1.1  Purchase and Sale                                                         1
1.2  Purchase Price                                                            1
1.3  Closing                                                                   2

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF PRONET                           2

2.1  Due Organization                                                          2
2.2  Due Authorization                                                         2
2.3  Conflicts                                                                 3
2.4  Consents                                                                  3
2.5  Claims and Proceedings                                                    3
2.6  Brokers                                                                   3
2.7  Regulatory Certificates                                                   3
2.8  California Corporation Code Section 25102 Representation                  4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF
   SPC AND THE SELLERS                                                         4

3.1  Due Organization; Ownership; Subsidiaries                                 4
3.2  Capital Stock                                                             4
3.3  Title to Shares                                                           4
3.4  Due Authorization                                                         5
3.5  Conflicts                                                                 5
3.6  Consents                                                                  6
3.7  Financial Statements                                                      6
3.8  Conduct of Business; Certain Actions                                      6
3.9  Properties                                                                7
3.10 Licenses and Permits                                                      8
3.11 Intellectual Rights                                                       8
3.12 Compliance with Laws                                                      9
3.13 Insurance                                                                10
3.14 ERISA Plans                                                              10
3.15 Contracts and Agreements                                                 10
3.16 Claims and Proceedings                                                   10
3.17 Taxes                                                                    11
3.18 Personnel                                                                12
3.19 Business Relations                                                       12
3.20 Brokers                                                                  12
3.21 Warranties                                                               12
3.22 Accounts Receivable                                                      12
3.23 Customers and Suppliers                                                  13
3.24 Interest in Competitors, Suppliers, and Customers                        13


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3.25 Inventory                                                                13
3.26 Commission Sales Contracts                                               13
3.27 Regulatory Certificates                                                  13
3.28 Information Furnished                                                    13

ARTICLE 4 - COVENANTS                                                         14

4.1  Inspection                                                               14
4.2  Compliance                                                               14
4.3  Satisfaction of All Conditions Precedent                                 14
4.4  No Solicitation                                                          14
4.5  Notice of Developments                                                   15
4.6  Notice of Breach                                                         15
4.7  Notice of Litigation                                                     15
4.8  Continuation of Insurance Coverage                                       16
4.9  Maintenance of Credit Terms                                              16
4.10 Updating Information                                                     16
4.11 Interim Operations of SPC                                                16
4.12 Financial Statements                                                     17
4.13 Licenses                                                                 17
4.14 Resignations of Directors and Officers                                   17
4.15 Compliance                                                               18
4.16 Satisfaction of All Conditions Precedent                                 18
4.17 Continuation of Insurance Coverage                                       18
4.18 Licenses                                                                 18
4.19 Notice of Breach                                                         18
4.20 Updating Information                                                     18
4.21 Final Tax Returns                                                        18

ARTICLE 5 - REGULATORY APPROVALS                                              19

ARTICLE 6 - CONDITIONS TO CLOSING                                             20

6.1  Conditions to Obligations of ProNet                                      20
6.2  Conditions to Obligations of the Sellers                                 22

ARTICLE  7 - TERMINATION                                                      23

ARTICLE 8 - INDEMNIFICATION                                                   23

8.1  Indemnification of ProNet                                                23
8.2  Indemnification of the Sellers                                           24
8.3  Defense of Third-Party Claims                                            24
8.4  Direct Claims                                                            26
8.5  No Contribution                                                          26
8.6  Limitations on Liability                                                 26
8.7  Sole Remedy                                                              26
8.8  Arbitration                                                              27

ARTICLE 9 - MISCELLANEOUS                                                     28

9.1  Collateral Agreements, Amendments, and Waivers                           28


                                       ii

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9.2  Successors and Assigns                                                   28
9.3  Expenses                                                                 28
9.4  Invalid Provisions                                                       28
9.5  Waiver                                                                   29
9.6  Notices                                                                  29
9.7  Survival of Representations, Warranties, and Covenants                   30
9.8  Public Announcement                                                      30
9.9  Further Assurances                                                       30
9.10 No Third-Party Beneficiaries                                             30
9.11 Governing Law                                                            30
9.12 Headings                                                                 30
9.13 Sections; Exhibits                                                       31
9.14 Number and Gender of Words                                               31
9.15 Specific Performance                                                     31
9.16 Definition of Knowledge                                                  31
9.17 Records                                                                  31
9.18 Counterparts                                                             32

ARTICLE 10 - CONFIDENTIALITY                                                  32


                                       iii

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                                    SCHEDULES

1.2       Purchase Price
2.3       Conflicts
2.4       Consents
2.5       Claims and Proceedings
3.1       Foreign Qualification
3.2       Capital Stock
3.3       Title to Shares
3.5       Conflicts
3.6       Consents
3.7       Asset List
3.8       Conduct of Business; Certain Actions
3.9       Properties
3.10      Licenses and Permits
3.11      Intellectual Rights
3.13      Insurance
3.15      Contracts and Agreements
3.16      Claims and Proceedings
3.17      Taxes
3.19      Business Relations
3.21      Warranties
3.23      Suppliers
3.24      Interest in Competitors, Supplier and Customers
3.26      Commission Sales Contracts
10(a)          SPC Confidential Information
10(b)          ProNet Confidential Information


EXHIBITS
- --------

A  -  Form of Opinion of Counsel to SPC and the Sellers
B  -  Form of Opinion of FCC Counsel to SPC
C  -  Assets to be Acquired
D-1 - Noncompetition Agreement - John K. La Rue
D-2 - Noncompetition Agreement - Keith Bussman

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") is made and entered into as of April 25, 1996, by and among Strategic Products Corporation, a California corporation ("SPC"), John K. La Rue ("La Rue"), and Keith Bussman ("Bussman") together with La Rue (the "Sellers"), and ProNet Inc., a Delaware corporation ("ProNet").

                                 R E C I T A L S

     A. La Rue and Bussman collectively own 1000 shares (the "Shares") of the no par common stock ("SPC Common Stock"), of SPC, which Shares constitute all of the authorized, issued and outstanding capital stock of SPC.

     C. In order to acquire substantially all of the property assets and businesses of SPC paging system (such property, assets, and businesses, including all rights to affiliated networks, being hereinafter collectively called the "System"), ProNet desires to purchase from the Sellers, and the Sellers desire to sell to ProNet the Shares in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T S

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

     1.1 PURCHASE AND SALE. On the Closing Date (as hereinafter defined), the Sellers shall sell to ProNet, and ProNet shall purchase from the Sellers, on the terms and conditions set forth in this Agreement, the Shares, free and clear of all liens, security interests, claims, rights of another, and encumbrances of any kind or character.

     1.2 PURCHASE PRICE. The aggregate purchase price payable by ProNet to the Sellers in consideration for the sale of the Shares shall be One Million Nine Hundred Twelve Thousand Dollars ($1,912,000). The purchase price shall be allocated among the Sellers as set forth on SCHEDULE 1.2 attached hereto and incorporated herein by this reference. The purchase price shall be payable in full in cash at the Closing.

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     1.3  CLOSING.

     (a) CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Neumiller & Beardslee, a professional corporation, 509 West Weber Avenue, Stockton, California at 9:00 a.m., local time, on the last day of the month in which all Federal, state, and local regulatory approvals for the transactions contemplated hereby are received by Final Order (as hereinafter defined) or such other time as agreed upon by the parties ("the Closing Date").

     (b) DELIVERY AND PAYMENT. At the Closing, (i) each Seller shall deliver to ProNet stock certificates evidencing all of the Shares owned by such Seller duly endorsed or accompanied by a duly executed stock power assigning such Shares to ProNet and otherwise in good form for transfer and (ii) ProNet shall deliver to each Seller by wire transfer, the amount of the cash constituting the Purchase Price to be paid to such Seller on the Closing Date as provided in
SCHEDULE 1.2.


                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF PRONET

     ProNet hereby represents and warrants to the Sellers as follows (with the understanding that the Sellers and SPC are relying materially on each such representation and warranty in entering into and performing this Agreement):

     2.1 DUE ORGANIZATION. ProNet is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and corporate authority to own or lease its properties and to carry on its business as, and in the places where, such properties are owned or leased and such business is conducted.

     2.2 DUE AUTHORIZATION. ProNet has full corporate power and corporate authority to enter into and perform its obligations under this Agreement, and each agreement, document, and instrument required to be executed by it in accordance herewith. This Agreement has been and any other agreements, documents, and instruments required to be executed and delivered by ProNet in accordance herewith as of the Closing shall have been, duly and validly executed and delivered by ProNet and shall, upon their execution, constitute valid and binding obligations of ProNet in accordance with their respective terms except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial

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reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

     2.3 CONFLICTS. Except as set forth on SCHEDULE 2.3, to the knowledge of ProNet neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by the ProNet in connection herewith shall (a) violate in any material respect any Federal, state, county, or local law, rule, or regulation applicable to ProNet, or its or properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which ProNet is a party, or by which it, or any of its properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of ProNet, or (d) violate or conflict with any provision of the articles of incorporation or by-laws ProNet.

     2.4 CONSENTS. To the knowledge of ProNet, set forth on SCHEDULE 2.4 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by ProNet.

     2.5 CLAIMS AND PROCEEDINGS. Except as set forth in SCHEDULE 2.5 attached hereto, to the actual knowledge of ProNet, no claims, actions, suits, proceedings or investigations are pending or have been threatened or filed since the date of ProNet's latest Quarterly Report on Form 10Q which would have a material adverse effect on the business operations or financial condition of ProNet, and all such matters existing as of the date of such 10Q were disclosed therein.

     2.6 BROKERS. ProNet has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby with the exception of Daniels and Associates.

     2.7 REGULATORY CERTIFICATES. ProNet does not have actual knowledge of any information concerning ProNet or its operations that could cause the FCC or any other regulatory authority having jurisdiction over SPC, not to issue to ProNet all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the operation of the System subsequent thereto.

     2.8 CALIFORNIA CORPORATION CODE SECTION 25102 REPRESENTATION. As of the date hereof ProNet is and as of the Closing Date ProNet shall be a corporation with outstanding securities registered under section 12 of the Securities Exchange Act of 1934. ProNet is purchasing the Shares of SPC for its own account and not with a view to or for sale in connection with any distribution of such shares.


                                    ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                               SPC AND THE SELLERS

     SPC and each of the Sellers hereby jointly and severally represent and warrant to ProNet as follows (with the understanding that ProNet is relying materially on each such representation and warranty in entering into and performing this Agreement:

     3.1 DUE ORGANIZATION; OWNERSHIP; SUBSIDIARIES. SPC is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power and corporate authority to own or lease its properties and to carry on its businesses as, and in the places where, such properties are owned or leased and such businesses are conducted. SPC is qualified to do business and is in good standing in the states set forth on
SCHEDULE 3.1 attached hereto, which states represent every jurisdiction where such qualification is required. No other jurisdiction has asserted a claim that SPC is required to qualify to do business as a foreign corporation in such jurisdiction. Except as set forth in SCHEDULE 3.1 attached hereto, SPC does not have any subsidiaries, or any equity investment in any other corporation, partnership, joint venture, or other business enterprise.

     3.2 CAPITAL STOCK. The authorized capital stock of SPC consists of 1,000 shares of SPC Common Stock, 1,000 of which shares are issued and outstanding. Except as set forth in SCHEDULE 3.2 attached hereto, all of the Shares are duly authorized and validly issued, fully paid, and nonassessable; none of the Shares was issued in violation of any preemptive or preferential right; there are no other equity securities of SPC outstanding; and there are no outstanding securities or indebtedness convertible into, exchangeable for, or carrying the right to acquire, SPC Common Stock or other equity securities SPC, or subscriptions, warrants, options, rights, or other arrangements or commitments obligating SPC to issue or dispose of any SPC Common Stock or other SPC equity securities or any ownership therein.

     3.3 TITLE TO SHARES. Except as set forth in SCHEDULE 3.3 attached hereto, La Rue is the true and lawful owner of record and beneficially, of 510 of the Shares; and Bussman is the true and lawful owner, of record and beneficially, of 490 of the Shares. Except as set forth in
SCHEDULE 3.3 attached hereto, the Shares are, and on the Closing Date will be, owned by the Sellers free and clear of all liens, security interests, pledges, assessments, charges, adverse claims, leases, licenses, restrictions, or other encumbrances (collectively, "Liens"). Other than the rights and obligations arising under this Agreement, none of the Shares is subject to any rights of any other person to acquire the same. None of the Shares is subject to any Liens or restrictions on transfer thereof, except for restrictions imposed by applicable federal and state securities laws.

     3.4 DUE AUTHORIZATION. SPC has full corporate power and authority to enter into and perform its obligations under this Agreement and each agreement, document, and instrument required to be executed by it in accordance herewith. The execution, delivery, and performance of this Agreement and any agreements, documents, and instruments required to be executed by SPC in accordance herewith have been duly authorized by the Board of Directors of SPC. This Agreement and the agreements, documents, and instruments required to be executed and delivered by SPC or the Sellers in accordance herewith have been duly and validly executed and delivered by SPC or the Sellers and constitute valid and binding obligations of SPC or the Sellers enforceable in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

     3.5 CONFLICTS. Except as set forth on SCHEDULE 3.5, to the knowledge of SPC or the Sellers, neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by SPC and/or any of the Sellers in connection herewith shall (a) violate any Federal, state, county, or local law, rule, or regulation applicable to SPC or any of the Sellers, or its or his properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which SPC or any Seller is a party, or by which it, he, or she or any of its, his, or her properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of SPC, or (d) violate or conflict with any provision of the certificate of incorporation or by-laws of SPC.

     3.6  CONSENTS.  To the knowledge of SPC or the Sellers, set forth on
SCHEDULE 3.6 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by any of the Sellers, or SPC.

     3.7 FINANCIAL STATEMENTS. SPC has delivered to ProNet (a) a complete and correct copy of the unaudited statement of financial condition of SPC as of and for the year ended December 31, 1995 and for the period ended February 29, 1996 (the "Financial Statements"), and (b) a complete and correct list of the assets or asset classes of SPC together with the book value of each such asset or asset class as of December 31, 1995, which list is set forth on SCHEDULE 3.7 attached hereto (the "Asset List"). Except as expressly noted thereon, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past accounting practices of SPC throughout the periods indicated and fairly present the financial position, results of operations, and changes in financial position of SPC as of the indicated dates and for the indicated periods. The Asset List has been prepared in accordance with and is otherwise consistent with the books and records of SPC, presents fairly and accurately the book value of each of the assets and assets classes, and has been prepared in accordance with generally accepted accounting principles as used in the preparation of Financial Statements. Since December 31, 1995, there has been no material adverse change in the financial position, assets, results of operations, businesses, or prospects of the System. To the actual knowledge of SPC and the Sellers without inquiry, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the business, properties, assets, or prospects of the System.

     3.8  CONDUCT OF BUSINESS; CERTAIN ACTIONS.  Except as set forth on SCHEDULE
3.8 attached hereto, since December 31, 1995 SPC has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) increased the compensation of any of its directors, or officers,
(b) made any capital expenditures exceeding $10,000 individually or $15,000 in the aggregate, (c) except for inventory sold and used or consumed in the ordinary course of business, sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $3,000, (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (e) made or guaranteed any loans or advances to any party whatsoever, (f) suffered or permitted any lien, security interest (except purchase money security interests), claim, charge, or other encumbrance to arise or be granted or created against or upon any of its assets other than purchase money liens incurred in the ordinary course of business, (g) canceled, waived, or released any debts, rights, or claims against third parties, (h) made any change in the method of accounting of SPC, (i) made any investment or commitment therefor in any person, business, corporation, limited liability company, association, partnership, joint venture, trust, or other entity, (j) made, entered into, amended, or terminated any written employment contract or created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, (k) amended, renewed, or experienced a termination of any contract, agreement, lease, franchise, or license to which SPC is a party, except in the ordinary course of business, (l) entered into any other material transactions except in the ordinary course of business, (m) entered into any contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses (a)-(l) of this Section 3.8, (n) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any of the its assets, (o) experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any of its employees, or
(p) experienced or effected any shutdown, slow-down, or cessation of its operations.

     3.9  PROPERTIES.

     (a)  REAL PROPERTY.  SPC does not own any real property.

     (b) PERSONAL PROPERTY. Except for (i) supplies disposed of or consumed in the ordinary course of business, consistent with past practice and (ii) personal property listed in SCHEDULE 3.9, SPC owns all of its equipment, and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements, and any notes and schedules thereto, free and clear of any Liens, except for statutory liens for current Taxes not yet due and payable and except for purchase money security interests and other liens set forth on SCHEDULE 3.8 attached hereto.

     (c) LEASEHOLDS. SCHEDULE 3.9 hereto lists all leases of real property, all leases of vehicles and rolling stock and all other leases of personal property with annual lease payments over $5,000, to which SPC is a party or to which any of the assets of SPC is subject. SPC owns the leasehold estates created by such leases free and clear of any Liens, except for (i) statutory liens for current taxes not yet due and payable, (ii) in the case of leases of real property, agreements with, or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by city, county, state, and federal governmental bodies or agencies, necessary or beneficial to the continued use and occupancy of SPC's assets or the continuation of SPC's operations, liens created by landlords or their predecessors in title, and rights of landlords on lease terminations,
(iii) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, and (iv) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located and (v) liens of lenders to Lessors of real or personal property of the companies, the exact number, nature and extent of which, if any, are unknown to Sellers and the Companies.

     3.10 LICENSES AND PERMITS. Set forth on SCHEDULE 3.10 is a list of all federal, state, county, and local governmental licenses, authorizations, certificates, permits, and orders (collectively the "Licenses") held or applied for by SPC. SPC has complied and, to the knowledge of SPC and Sellers, are in compliance with the terms and conditions of all Licenses, and to the best knowledge of SPC and the Sellers, no violation of any such Licenses or the laws or rules governing the issuance or continued validity thereof, has occurred. Other than the consents required to be obtained in connection with this Agreement (which consents are set forth on SCHEDULE 3.6 hereto), no notice has been received by SPC stating that an additional license, authorization, certificate, permit, or order is required from any Federal, state, county, or local governmental agency or body thereof in connection with the operation of the System SPC or the ownership by SPC or the transfer of the Shares by the Sellers to ProNet. No claim has been made by any governmental authority to the effect that any license, authorization, certificate, permit, or order in addition to those listed on SCHEDULE 3.10 is necessary for the conduct of SPC's business.

     3.11 INTELLECTUAL RIGHTS. Attached hereto as SCHEDULE 3.11 is a list and description of all patents, trademarks, servicemarks, tradenames, and copyrights and applications therefor owned by or registered in the name of SPC or in which SPC has any right, license, or interest. To the knowledge of SPC and the Sellers, without inquiry, SPC has good and marketable title to or the right to use such patents, trademarks, service marks, tradenames, and copyrights and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of its business, without the payment of any royalty or similar payment. SPC is not a party to any license agreements whether written or oral, either as licensor or licensee, with respect to any patents, trademarks, servicemarks, tradenames, or copyrights or applications therefor. Except as set forth on
SCHEDULE 3.11 to the best knowledge without inquiry of SPC and the Sellers, SPC is not infringing any patent, trademark, servicemark, tradename, or copyright of others, and neither SPC nor the Sellers are aware of any infringement by others of any such rights owned by SPC.

     3.12 COMPLIANCE WITH LAWS. To the best knowledge of SPC and the Sellers, SPC has complied in all material respects, and are in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders that are applicable to SPC's business including, but not limited to, the rules and regulations of the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA"), and the states and municipalities in which the System is located, and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which SPC or its properties or operations are subject. SPC and Sellers represent and warrant that, to their knowledge, they have complied in all material respects and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC and the FAA with respect to marking, lighting, notification, and approval of each and every tower used in SPC's business. To the knowledge of SPC and the Sellers, none of the owners of any of the towers on which SPC leases tower space has failed to comply in any material respect with any of the aforesaid rules, regulations, policies, precedents, and orders of the FCC or the FAA applicable to such owner in its capacity as a tower owner. To the best knowledge of SPC and the Sellers, without inquiry, no claim has been made by any governmental authority (and, to the best knowledge of SPC and the Sellers, without inquiry, no such claim is anticipated) to the effect that the business conducted by SPC fails to comply, in any material respect, with any law, rule, regulation, or ordinance. Without limiting the foregoing, to the knowledge of SPC and the Sellers, SPC has complied in all material respects with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

     3.13 INSURANCE. Attached hereto as SCHEDULE 3.13 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to SPC at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. To the best knowledge of SPC and the Sellers, without inquiry, no event relating to SPC has occurred which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by SPC is in such amounts and is of such types and scope as SPC management believes in good faith to be reasonably adequate for protection of their respective interests and properties. Excluding insurance policies which have expired and been replaced, no insurance policy of SPC has been canceled within the last three years, and no threat has been made to cancel any insurance policy of SPC within such period.

     3.14 ERISA PLANS. SPC has no employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.15 CONTRACTS AND AGREEMENTS. The contracts and agreements listed and described in SCHEDULE 3.15 constitute all of the written (and to the best knowledge of SPC and the Sellers, oral) contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which SPC is a party or by which SPC or its properties are bound with respect to which the obligations of or the benefits to be received by SPC could reasonably be expected to have a value in excess of $10,000 in any consecutive 12 month period (each a "Material Agreement"). SPC and the Sellers have afforded to ProNet and ProNet's officers, attorneys, and other representatives the opportunity to review complete and correct copies of all of the Material Agreements in effect as of the date hereof. SPC is not and, to the best knowledge of SPC and the Sellers, without inquiry, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Agreements (excluding trade accounts receivable), and since December 31, 1995, and SPC has not waived any right under any Material Agreements. Since December 31, 1995, neither SPC nor any Seller has received any notice of default or termination under any Material Agreements and SPC has not assigned or otherwise transferred any rights under any Material Agreements.

     3.16 CLAIMS AND PROCEEDINGS. Attached hereto as SCHEDULE 3.16 is a list and description of all claims, actions, suits, and proceedings (and to the actual knowledge of SPC and the Sellers, investigations) pending or, threatened against or affecting SPC or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on SCHEDULE 3.15 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to SPC which (individually or in the aggregate) is material to SPC, and SPC has not been, and is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency rendered in such proceeding except licenses, construction permits or permits granted in the ordinary course of business. Except for any analysis by the Federal Trade Commission and the Department of Justice pursuant to Hart-Scott filings, no inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of SPC and the Sellers, without inquiry, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of SPC and the Sellers, there is no basis for any such claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition or prospects of SPC or the System or result in a material liability of SPC.

     3.17 TAXES. All Federal, foreign, state, county, and local income, gross receipts, excise, property, ad valorem, transfer, franchise, capital stock, business and occupation, license, sales, use, value-added, transfer, profits, gains, mortgage recording, disability, employment, payroll, withholding, custom, estimated, and other taxes, fees and assessments imposed by any governmental entity, agency, or instrumentality (individually, a "Tax" and collectively, "Taxes") returns, reports, statements, invoices, and declarations of estimated tax (collectively, "Returns") which were required to be filed by SPC on or before the date hereof have been filed within the time and in the manner provided by law, and, to the knowledge of SPC and the Sellers, all such Returns are true, correct, and complete and accurately reflect the liabilities for Tax of SPC. All Taxes, penalties, interest, and other additions to Taxes which have become due pursuant to such Returns have been either paid or adequately accrued in the Financial Statements of SPC. All annual or other FCC regulatory fees arising from the operations of SPC have been paid. SPC has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes, interest, penalties, or additions to Taxes or any extension of time to file any Return. Except as set forth on SCHEDULE
3.17 there are no pending (or, to the knowledge of SPC or Sellers, threatened) claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "SPC Tax Actions") with respect to any

Taxes, penalties, interest, or additions to Taxes owed or allegedly owed by SPC. To the best knowledge of SPC and the Sellers, there is no basis for any SPC Tax Actions. There are no liens for delinquent Taxes, penalties, interest, or additions to Taxes on any of the assets of SPC. Proper and accurate amounts of any and all payroll and employment Taxes that are required to be withheld have been withheld and remitted by SPC from and in respect of its directors, officers, shareholders, and employees for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations.

     3.18 PERSONNEL. SPC has no employees or payroll.

     3.19 BUSINESS RELATIONS. Except as set forth in SCHEDULE 3.19, neither SPC nor any Seller has actual knowledge that any Materially Significant Customer or Supplier (as defined herein) of the SPC will cease or otherwise refuse to do business after the Closing in the same manner as such business was previously conducted with SPC. For purposes of this Section 3.19, "Materially Significant Customer" shall mean a customer which has at least $2,000 per month in billings with SPC. SPC has not received notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by SPC nor do SPC or the Sellers have actual knowledge of any facts which could lead any of them to believe that the operations of SPC will be subject to any such material disruption.

     3.20 BROKERS. Except for Daniels and Associates, the payment of commission to which is the responsibility of ProNet, neither SPC nor any Seller has knowledge of any liability to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     3.21 WARRANTIES. Attached hereto as SCHEDULE 3.21 is a list and brief description of all express written (and to the best knowledge of SPC and Sellers, oral) warranties and guarantees made by SPC to third parties with respect to any products sold or leased or services rendered by SPC. Except as set forth on SCHEDULE 3.21, to the knowledge of SPC and Sellers, no claims for breach of product or service warranties to customers have been made against SPC since November 30, 1995. To the best knowledge of SPC and the Sellers, without inquiry, no state of facts exists, or event has occurred, which may form the basis of any claim against SPC for liability on account of any express or implied warranty to any third party.

     3.22 ACCOUNTS RECEIVABLE. SPC has no accounts receivable, notes receivable or loans receivable.

     3.23 CUSTOMERS AND SUPPLIERS. SPC has no customers other than Pac-West Telecomm, Inc. SCHEDULE 3.23 contains a true, correct and complete list of SPC's ten largest suppliers (measured in dollar volume of purchases) during the month ended December 31, 1995, and the name and address thereof, dollar volume involved, and nature of the relationship (including the principal categories of products bought, sold, and leased).

     3.24 INTEREST IN COMPETITORS, SUPPLIERS, AND CUSTOMERS. Except as set forth in SCHEDULE 3.24 and except for interests constituting five percent or less of a publicly traded company, neither SPC, the Sellers, nor any officer or director of SPC or affiliate of any of the foregoing, has any ownership interest in any competitor, supplier, or customer of the SPC or any property used in the operation of the System.

     3.25 INVENTORY.  SPC has no inventory.

     3.26 COMMISSION SALES CONTRACTS. Except as disclosed in SCHEDULE 3.26, SPC neither employs nor has any relationship with any individual, corporation, partnership, or other entity whose compensation from SPC arising from the operation of the System is in whole or in part determined on a commission basis.

     3.27 REGULATORY CERTIFICATES. Neither SPC nor any Seller is aware of any information concerning SPC or its operations that could cause the FCC or any other regulatory authority not to issue to ProNet all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the operation of the System subsequent thereto.

     3.28 INFORMATION FURNISHED. On request SPC and the Sellers have made available to ProNet and its officers, attorneys, accountants, lenders, and representatives true and correct copies of all written agreements, documents, and other items listed on the schedules to this Agreement and all books and records of SPC, and, to the knowledge of the Sellers and SPC neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to ProNet or its officers, attorneys, accountants, lenders, and representatives pursuant to this Agreement or otherwise contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the failure of a Condition Precedent to either party's obligations which failure is due to the action or inaction of a third party or the failure to list any matter or item on any Schedule or in any certificate attached hereto or delivered herewith, shall not give rise to a claim of breach by, be the basis for excusing the performance of, or give rise to the right to recover Indemnified Costs by, the other party if such matter or item is disclosed on another Schedule hereto or on a Schedule attached to the Merger Agreement of even date herewith between ProNet and Pac-West Telecomm, Inc. or certificate furnished by such party to the other party.


                                    ARTICLE 4
                                    COVENANTS

     4.1 INSPECTION. From the date hereof to the Closing, and subject to all specific limitations contained elsewhere in this Agreement SPC and the Sellers shall provide ProNet and its officers, attorneys, accountants, representatives, and lenders free, full, and complete access during business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of SPC; provide ProNet and its officers, attorneys, accountants, representatives, and lenders all information and material pertaining to the System as ProNet may deem necessary or appropriate; and use their best efforts to afford ProNet and its officers, attorneys, accountants, and representatives the opportunity to meet with the customers and suppliers of SPC to discuss the business, condition (financial or otherwise), operations, and prospects of SPC, provided however, that such access shall only be with the prior approval of SPC and in the presence of one or more of the Sellers. Any investigation by ProNet or its officers, attorneys, accountants, representatives, or lenders shall not in any manner affect the representations and warranties of SPC and the Sellers contained herein.

     4.2 COMPLIANCE. From the date hereof to the Closing, neither SPC nor the Sellers shall take or fail to take any action with the intent to cause the representations and warranties made by SPC or the Sellers herein to be untrue or incorrect as of the Closing.

     4.3 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing SPC and the Sellers shall use their best efforts to cause all conditions precedent to the obligations of ProNet hereunder to be satisfied by the Closing.

     4.4 NO SOLICITATION. From the date hereof until 5:00 p.m., Stockton time, on September 30, 1996 SPC and the Sellers shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of SPC not to,
(a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets or securities of SPC, or any merger, consolidation, or business combination with SPC or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 5:00 p.m., Stockton time, on September 30, 1996, SPC and the Sellers agree that neither SPC nor any Seller will enter into any agreement or consummate any transaction that would interfere with the consummation of the transactions contemplated by this Agreement. SPC and the Sellers shall promptly notify ProNet if any such proposal or offer described in this Section 4.4, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this Section 4.4 shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as ProNet may reasonably request.

     4.5 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, SPC and the Sellers shall, immediately upon SPC or any Seller becoming aware thereof, notify ProNet of any material problems or developments with respect to the business, operations, assets, or prospects of SPC.

     4.6 NOTICE OF BREACH. From the date hereof to the Closing, SPC and each Seller shall, immediately upon SPC or any Seller becoming aware thereof, give detailed written notice to ProNet of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, which breach or impending breach would constitute or give rise to a material adverse change in the business or prospects of SPC, or would have caused or constituted a breach had such event occurred or been known to SPC or the Sellers prior to the date of this Agreement, of any of their respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

     4.7 NOTICE OF LITIGATION. From the date hereof to the Closing, SPC and the Sellers shall, immediately upon SPC or any Seller becoming aware thereof, notify ProNet of (a) any suit, action, or proceeding (including, without limitation, any Tax Action or any proceeding involving a labor dispute or grievance or union recognition) to which SPC becomes a party or which is threatened against SPC, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

     4.8 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, SPC shall keep (and the Sellers shall cause SPC to keep) in full force and effect insurance coverage for SPC and its assets and operations comparable in amount and scope to the coverage now maintained covering SPC and its assets and operations.

     4.9 MAINTENANCE OF CREDIT TERMS. From the date hereof to the Closing, SPC shall use commercially reasonable efforts to continue (and the Sellers shall cause SPC to continue) to effect sales and leases of its products only on the terms that have historically been offered by SPC or on such other terms which are no less favorable to SPC.

     4.10 UPDATING INFORMATION. As of the Closing, SPC and the Sellers shall update all information set forth in the schedules to this Agreement.

     4.11 INTERIM OPERATIONS OF SPC.

     (a) From the date hereof to the Closing, SPC shall conduct (and the Sellers shall cause SPC to conduct) its business only in the ordinary course consistent with past practice, and SPC shall not, unless ProNet gives its prior written approval, (i) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock, or issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating SPC to issue securities,
(ii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, (iii) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, (iv) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of its assets, or authorize any capital expenditure in excess of $10,000, (v) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (vi) incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto,
(vii) enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or key employee, enter into, amend, or terminate any employment or consulting agreement with any other person otherwise than in the ordinary course of business, take any action intended to increase or decrease the number of persons employed by SPC, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of SPC in effect on the date hereof, (viii) enter into, extend, or renew any lease for office space, or (ix) except as required by law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee, or sales representative of SPC, so as to create any liability under Article IV of ERISA to any entity, (x) grant any increase in compensation to any director, officer, consultant, or key employee, or (xi) grant any increase in compensation to any other employee or consultant except in the ordinary course of business consistent with past practice, or
(xii) cancel, waive or release any debts, rights or claims against third parties.

     (b) From the date hereof to the Closing, SPC shall use (and the Sellers shall cause SPC to use) commercially reasonable efforts to preserve intact the business organization of SPC to keep available in all material respects the services of its present officers, to preserve the goodwill of those having business relationships with SPC, and to comply with all applicable laws.

     4.12 FINANCIAL STATEMENTS. From the date hereof until the Closing, as soon as available, and in any event within 30 days after the end of each calendar month beginning with March 1996, SPC shall furnish to ProNet a balance sheet, statement of income and retained earnings of SPC for such month prepared by SPC as an internal management control in accordance with the generally accepted accounting principles applied in the preparation of the Financial Statements except as noted to the contrary thereon (subject to normal year-end adjustments and accruals required to be made in the ordinary course of business that are not materially adverse and are consistent with past practices). Such monthly financial statements shall fairly present the financial position, results of operations, and changes in financial position as of the indicated dates and for the indicated periods.

     4.13 LICENSES. From the date hereof until the Closing, SPC and the Sellers shall cooperate and assist fully in connection with ProNet's efforts to obtain, prior to the Closing Date, all consents and authorizations that may be required in connection with the transfer of each of the Licenses listed on SCHEDULE 3.10.

     4.14 RESIGNATIONS OF DIRECTORS AND OFFICERS. SPC and the Sellers shall cause all directors and officers of SPC to deliver their written resignations to ProNet which resignations shall be effective as of the Closing and shall be in form and substance satisfactory to ProNet. Each such resignation shall state that ProNet is not in any way indebted or obligated to the resigning party for termination pay, loans (except to the extent included in long term debt on the Financial Statements), or advances. At the Closing, the Sellers shall cause nominees of ProNet to be elected as the directors of SPC.

     4.15 COMPLIANCE. From the date hereof to the Closing, ProNet shall not take or fail to take any action with the intent to cause the representations and warranties made by ProNet herein to be untrue or incorrect as of the Closing.

     4.16 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof until the Closing, ProNet shall use its best efforts to cause all conditions precedent to the obligations of the Sellers hereunder to be satisfied by the Closing.

     4.17 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, ProNet shall keep in full force and effect insurance coverage for ProNet and its assets and operations.

     4.18 LICENSES. From the date hereof until the Closing, ProNet shall cooperate and assist fully in connection with the Sellers' efforts to obtain, prior to the Closing Date, all consents and authorizations that may be required in connection with the transfer of each of the Licenses listed on SCHEDULE 3.10.

     4.19 NOTICE OF BREACH. From the date hereof to the Closing, ProNet shall immediately upon ProNet becoming aware thereof, give detailed written notice to SPC and the Sellers of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, which breach or impending breach would constitute or give rise to material adverse change in the business or prospects of ProNet or would have caused or constituted a breach had such event occurred or been known to ProNet prior to the date of this Agreement, of any of their respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

     4.20 UPDATING INFORMATION. As of the Closing, ProNet shall update all information set forth in the Schedules to this Agreement; provided however, that ProNet shall not be required to disclose information which has not been disclosed to the public at large. Such nondisclosure will not represent a breach of a representation, warranty or covenant by ProNet.

     4.21 FINAL TAX RETURNS. ProNet shall cause the preparation of final tax returns for SPC operations through December 31, 1996, or such earlier date as ProNet terminates the existence of SPC. ProNet shall pay all taxes due as reported on such returns and shall not be entitled to reimbursement thereof except to the extent that accruals for taxes through the Closing Date were inadequate to cover taxes on operations through the Closing Date. To the extent any such tax on operations through the Closing Date exceeds amounts so accrued, the Sellers shall cause ProNet to be reimbursed therefore on demand. Failure to reimburse following a valid demand shall give rise to an Indemnified Cost under Article 9 and shall not be subject to the limitations set forth in Section 9.7(a). The tax returns shall be prepared by ProNet without cost to the Sellers. ProNet shall direct the handling of any audits or proceedings to determine liability thereunder and shall have the authority to agree to a compromise or final resolution thereof. Sellers shall be consulted and have reasonable right of review of such returns and proceedings but subject to the final authority of ProNet as noted above.


                                    ARTICLE 5
                              REGULATORY APPROVALS

     With the full cooperation and assistance of SPC and the Sellers as contemplated in Section 4.13 hereof, ProNet shall file with the FCC, the FAA, and with all state regulatory agencies, commissions, or other entities having jurisdiction over the System, applications for consent to transfer to ProNet of the Shares or the licenses and any other state or federal authorizations, currently held by and required in connection with the System. SPC and Sellers and ProNet shall each prepare and file with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act ("Hart-Scott") the Notification and Report Form for Certain Mergers and Acquisitions, in such manner as is required by Hart-Scott, seeking determination that neither such agency will take action to prevent consummation of the transactions contemplated by this Agreement. ProNet shall use all commercially reasonable efforts to prosecute such applications and filings so as to permit the Closing to occur. Approval of the aforementioned applications to the FCC, FAA, FTC and the DOJ and by any applicable state agencies, commissions, or other entities shall be by Final Order (and such approvals shall hereinafter collectively be referred to as the "Final Order"). As used in this Agreement, any such approval shall be a Final Order if (a) the action of the subject governmental agency approving the application has not been reversed, stayed, enjoined, set aside, annulled, or suspended, (b) with respect to such approval, no timely request for stay, motion, or petition for reconsideration or rehearing, application, or request for review, or notice of appeal or other judicial petition for review is pending, and (c) the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of orders staying, reconsidering, or reviewing the subject governmental agency's own motion, shall have expired. Any action by a governmental authority approving an application subject to materially adverse conditions (other than conditions concerning notification of the consummation of this Agreement and other conditions that the FCC routinely attaches to grants of this type) shall not be deemed a Final Order until such time as ProNet notifies SPC in writing of its willingness to accept such materially adverse conditions. In addition, if prior to the date on which any such action would become a Final Order, either party does not elect to accept any such materially adverse conditions, that party shall have the right to terminate this Agreement upon written notice and shall be relieved of all obligations hereunder as provided in
Article 7 hereof. ProNet shall pay all fees and costs of the filings referenced herein except the Hart-Scott filing fees which shall be shared one half by ProNet and one half by SPC and the Sellers.


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF PRONET. The obligations of ProNet to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

     (a) The representations and warranties of SPC and the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; SPC and the Sellers shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by SPC and the Sellers at or prior to the Closing; and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of SPC and by each Seller to the foregoing effects.

     (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

     (c) Each of the Sellers shall have delivered to ProNet stock certificates evidencing the Shares owned by such Seller duly endorsed or accompanied by duly executed stock powers assigning such Shares to ProNet and otherwise in good form for transfer.

     (d) ProNet shall have received an opinion of Neumiller & Beardslee, a professional corporation, counsel for SPC and the Sellers, dated as of the Closing Date, in the form attached hereto as EXHIBIT A.

     (e) ProNet shall have received an opinion of Pepper and Corazzini LLP, FCC counsel for SPC, dated as of the Closing Date, in the form attached hereto as EXHIBIT B.

     (f) Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any facility, property, asset, or equipment used in connection with the operation of SPC's business; there shall have been no material adverse change in the financial condition, business, properties, operations, or prospects of SPC since December 31, 1995; and SPC shall have conducted its operations only in the ordinary course consistent with past practices.

     (g) The FCC and all applicable federal and state regulatory agencies, commissions, or other entities by Final Order, shall have granted any required consent to the sale, transfer, and assignment of the Shares or control of the licenses to ProNet and to ProNet's ownership of the Shares and operation of the System.

     (h)  All consents and approvals (i) listed on SCHEDULE 3.6 and
(ii) otherwise required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived and all such consents and approvals shall be in form and content reasonably satisfactory to ProNet; provided however, that any failure to obtain such consents shall not constitute a breach of this Agreement provided SPC and the Sellers have used their commercially reasonable efforts to obtain such consents.

     (i) All necessary action (corporate or otherwise) shall have been taken by SPC to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of SPC and the Sellers to the foregoing effect.

     (j) SPC and the Sellers shall have delivered such good standing certificates, officer's certificates, and similar documents and certificates as counsel for ProNet shall have reasonably requested in writing at least ten (10) business days prior to the Closing Date.

     (k)  ProNet shall have received the resignations contemplated by Section
4.14 hereof.

     (l) The Federal applicable waiting periods provided for under Hart-Scott have elapsed without notification from FTC or DOJ that either agency would take action to enjoin consummation of the transactions contemplated by this Agreement.

     (m) The concurrent closing of the transactions and the merger contemplated in that certain Merger Agreement of even date herewith among Pac-West Telecomm, Inc, and its Shareholders on the one hand and ProNet on the other hand.

     (n) Each of the Sellers shall have entered into a Noncompetition Agreement (a "Noncompetition Agreement") with

ProNet substantially in the form of EXHIBITS D-1 and D-2.

     Except as provided in the last sentence of Article 3 hereof, the decision of ProNet to consummate the transactions contemplated hereby, knowing that one or more of the preceding conditions have not been satisfied, shall not constitute a waiver of any of SPC's or any of Seller's respective representations, warranties, covenants or indemnities herein.

     6.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

     (a) The representations and warranties of ProNet contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing; all agreements to be performed hereunder by ProNet at or prior to the Closing shall have been performed in all material respects; and the Sellers shall have received a certificate, dated as of the Closing Date, signed by the CEO of ProNet to the foregoing effects.

     (b) ProNet shall have delivered to each Seller a wire transfer in the amount of his portion of the Purchase Price to be paid to such Seller on the Closing Date.

     (c) All guaranties by the Sellers of SPC related debt shall be released and all such debt shall be paid by ProNet in addition to the purchase price simultaneously with the Closing.

     (d)  All conditions precedent in favor of ProNet as set forth in 6.1 (b),
(g), (h), (l), (m) and (n) shall have been satisfied or otherwise resolved to the satisfaction of SPC, and the Sellers, such conditions precedent being hereby deemed mutual conditions precedent.

     (e) All necessary action (corporate or otherwise) shall have been taken by ProNet to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and SPC and the Sellers shall have received a certificate dated as of the Closing Date, signed by the CEO of ProNet to the forgoing effect.

     (f) At or before the Closing, the Sellers shall have acquired the respective assets identified on EXHIBIT C attached hereto and incorporated herein by this reference from SPC for cash payments equal to the purchase price of such assets also as set forth on EXHIBIT C.

     (g)  All payments owing to Sellers under the Noncompetition

Agreements referred to in 6.1(n) shall have been made simultaneously with the Closing.

     (h) All satellite uplink transfer licenses held by SPC shall have been transferred, with the approval of regulatory authorities and without charge, by SPC to the corporation referred to as "Telco" in that certain Merger Agreement of even date herewith between ProNet and Pac-West Telecomm, Inc.

     Except as provided in the last sentence of Article 3 hereof, the decision of SPC or the Sellers to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of ProNet's representations, warranties, covenants or indemnities herein.


                                   ARTICLE  7
                                   TERMINATION

     This Agreement may be terminated prior to the Closing by (a) the mutual consent of ProNet and the Sellers, (b) the Sellers upon the failure of Pro Net to perform or comply in all material respects with each of its covenants and agreements contained herein prior to the Closing or if each representation or warranty of ProNet hereunder shall not have been materially true and correct as of the time at which such representation or warranty was made, the effect of which would have a material adverse effect on the business of ProNet, (c) ProNet upon the failure of SPC or any Seller to perform or comply in all material respects with each of its, or his covenants and agreements contained herein prior to the Closing or if each representation or warranty of SPC or the Sellers hereunder shall not have been materially true and correct as of the time at which such representation or warranty was made, the effect of which would have a material adverse effect on the business of SPC, (d) either party in accordance with the provisions of Article 6 hereof, and (e) the Sellers or ProNet if the Closing does not occur by December 31, 1996; provided, that no party may terminate this Agreement pursuant to (b), (c), or (e) above if such party is, at the time of any such attempted termination, in material breach hereof.


                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1 INDEMNIFICATION OF PRONET. SPC and the Sellers, each jointly and severally agree to indemnify and hold harmless ProNet and each officer, director, employee, consultant, stockholder, and affiliate of ProNet (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Purchaser Indemnified Costs") which any of the Purchaser Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, arising out of any breach or default by SPC or either Seller of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     8.2 INDEMNIFICATION OF THE SELLERS. ProNet agrees to indemnify and hold harmless each of the Sellers (collectively, the "Seller Indemnified Parties" and together with the Purchaser Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Seller Indemnified Costs") and together with the Purchaser Indemnified Costs, the "Indemnified Costs") which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of or relating to (a) any debts, claims, obligations or liabilities incurred after the Closing ("Post-Closing Liabilities"), other than any Post-Closing Liabilities arising out of or relating to any breach or default by SPC or any Seller of any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith and (b) any breach or default by ProNet of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     8.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it or he may have to such Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at his or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

     (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action and, if a settlement is reached, a recitation that the settlement is without admission of liability; and

     (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action
(i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     8.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 hereof because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Parties in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     8.5 NO CONTRIBUTION. In the event the Closing occurs, the Sellers, and not SPC, shall be fully liable for Indemnified Costs sustained by the Purchaser Indemnified Parties; accordingly, the Sellers shall not be entitled to contribution or any other payments from SPC for any Indemnified Costs that the Sellers are obligated to pay pursuant to this Agreement or under applicable law.

     8.6 LIMITATIONS ON LIABILITY. Notwithstanding any other provision of this Agreement, (i) ProNet (including, after Closing SPC) shall not be entitled to indemnification hereunder unless and until their Indemnified Costs exceed $150,000 (in which case they shall be entitled to indemnification for all of their Indemnified Costs except for the first ($100,000.00 thereof).

     Notwithstanding any other provision of this Agreement, (i) the indemnification obligations of Sellers under Section 8.1 hereof are several and shall not individually exceed $975,120 for La Rue, and $936,880 for Bussman, or collectively exceed $1,912,000, and (ii) the indemnification obligations of ProNet under Section 8.2 will not collectively exceed $1,912,000.00.

     Except for failure of ProNet to pay any portion of the Purchase Price or any other monetary obligation due under the terms of the Stock Purchase Agreement, the Noncompetition Agreements or otherwise, the Sellers shall not be entitled to indemnification hereunder unless and until total Seller Indemnified Costs exceed $75,000 (in which case they shall be entitled to all of their Indemnified Costs except for the first $50,000 thereof).

     8.7 SOLE REMEDY. Except for claims of actual fraud as defined in California Civil Code Section 1572, or for claims under federal or state securities law or for injunctive relief, specific performance or damages under any Noncompetition Agreement entered into and executed in connection herewith, this Article 8 shall be the sole remedy of the parties for breaches of this Agreement.

     8.8  ARBITRATION.

     (a) ARBITRATION. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Except as otherwise provided in this
Article 8 and in Article 10, any controversy, dispute or claim of any nature having an asserted value of $100,000 or less and arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be resolved at the request of any party to this Agreement initially by nonbinding mediation and then, if still unresolved, by final and binding arbitration conducted (i) by a member of the Judicial Arbitration & Mediation Services, Inc. San Francisco Panel (ii) at a location in San Francisco, California selected by the arbitrator, and (iii) administered in accordance with the Federal Arbitration Act (9 USC Section Section 1 ET. SEQ.) and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. Judgment upon any award rendered by the arbitrator may be entered by the Superior Court of San Joaquin County, California on the application of any party hereto. The arbitrator shall not be empowered to award any provisional remedies or punitive damages, or any compensatory or general damages in excess of $100,000 with the exception of awards made pursuant to Article 10.

     (b) INTERIM RELIEF. Any party may seek from a court any interim or provisional relief that may be necessary to protect or preserve its/his rights under this Agreement pending the establishment of an arbitration proceeding under this Article 8 and the arbitrator's determination of the merits of the controversy; provided, however, that the arbitrator shall be empowered to dissolve, discharge or otherwise release such interim or provisional relief at any time before conclusion of proceedings upon a proper showing. The arbitrator shall be empowered to award monetary damages up to $100,000 to any party for loss occasioned by such interim or provisional relief upon an ultimate showing of lack of merit.

     (c) DISCOVERY. The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure, except (i) depositions may be taken at any time after the appointment of the arbitrator and (ii) the response to a written discovery request shall be served within fourteen (14) days after the appointment of the arbitrator, plus such additional time as the arbitrator determines to be appropriate to protect an inquiring party from responding party's delay in responding to one or more discovery requests. Unresolved discovery disputes shall be resolved by the arbitrator. The United States Arbitration Act and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. to the contrary notwithstanding, this Section 8.9(c) sets forth the exclusive rights of the parties to discovery in any arbitration under this Article 8.

     (d)  TIME PERIOD.  The arbitrator shall render a final award within ninety
(90) days after the date of his or her appointment, plus such additional time, if any, as the arbitrator permits for discovery pursuant to Section 8.9(c).


                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     9.2 SUCCESSORS AND ASSIGNS. No rights or obligations of any party hereto under this Agreement may be assigned. Subject to the preceding sentence, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     9.3 EXPENSES. Each of the parties hereto shall pay its or his own respective costs and expenses incurred in connection with this Agreement; provided however, that the Sellers may pay their expenses through SPC through the Closing Date. SPC and ProNet shall each pay one-half of any Hart-Scott filing fees (exclusive of legal fees for preparation of the filing). All other administrative, application, and filing costs incurred in connection with regulatory approvals described in Article 5 hereof, shall be paid exclusively by ProNet including the cost of audits performed with respect to SPC.

     9.4 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     9.5 WAIVER. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     9.6 NOTICES. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by telefacsimile, overnight delivery service or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

If to the
  Purchaser:             ProNet Inc.
                         6340 LBJ Freeway
                         Dallas, Texas 75240
                         Attn:Jackie R. Kimzey
                         Mark A. Solls, Esq.
                         Fax No: (214) 774-0646

If to La Rue:            John K. La Rue
                         1548 El Camino Avenue
                         Stockton, CA  95209

If to Bussman:           Keith Bussman
                         P.O. Box 77766
                         Stockton, CA  95267-1066

With a copy to:          Robert C. Morrison, Esq.
                         Neumiller & Beardslee
                         P.O. Box 20
                         Stockton, California  95201
                         Fax No: (209) 948-4910

Each party may change its or his address for purposes of this Section 9.6 by proper notice to the other parties.

     9.7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby which do not expressly provide for a longer duration shall survive the Closing, for a period of one eighteen (18) months after the Closing Date, except that the representations and warranties contained in (a) Sections 2.1, 2.2, 3.1, 3.2, 3.3, and 3.4 shall continue in full force and effect indefinitely and (b) Section 3.16 shall continue in full force and effect through the applicable statute of limitations with respect to the subject matter of each representation and warranty.

     9.8 PUBLIC ANNOUNCEMENT. No public announcement shall be made by any party with respect to the transactions contemplated hereby without the approval of ProNet unless otherwise required by law.

     9.9 FURTHER ASSURANCES. From time to time hereafter, (a) at the request of ProNet, but without further consideration, SPC and the Sellers shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as ProNet may reasonably request in order more effectively to consummate the transactions contemplated hereby, and (b) at the request of SPC or the Sellers, but without further consideration, ProNet shall execute and deliver such other certificates, statements, and documents, and take such other action as SPC or the Sellers may reasonably request in order to more effectively consummate the transactions contemplated hereby.

     9.10 NO THIRD-PARTY BENEFICIARIES. Except for the Indemnified Parties not a party to this Agreement, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflict of laws doctrine. Jurisdiction and venue of any judicial proceeding shall be in either the Superior Court of the State of California in and for the county of San Joaquin or the United States District Court for the Eastern District of California.

     9.12 HEADINGS. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

     9.13 SECTIONS; EXHIBITS. All references to "Sections", "Subsections", "Schedules", "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, and exhibits of and to this Agreement. All schedules and exhibits attached hereto are made a part hereof for all purposes, the same as set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

     9.14 NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     9.15 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that, without limiting any other remedy available to the parties at law or in equity, the parties shall be able to specifically enforce the terms of this Agreement.

     9.16 DEFINITION OF KNOWLEDGE. Wherever any term contained herein involves or is limited to the knowledge or best knowledge of SPC or the Sellers, the term "knowledge" shall in all instances mean the knowledge of John K. La Rue, Keith Bussman, Dennis Meyer and Jeffrey Webster. Further "knowledge", except where expressly limited to actual knowledge or knowledge without inquiry, shall be deemed to mean such knowledge as such individuals could reasonably be expected to possess in the prudent performance of the duties of their respective offices.

     9.17 RECORDS. At the Closing, SPC and the Sellers will turn over and deliver to ProNet all files of SPC and each of the Sellers relating to the assets and liabilities of SPC including without limitation, all copies and originals of all assumed contracts, any and all operating manuals, third party warranties, and like materials and data in SPC or the Sellers' possession relating to the design, construction, maintenance, and operation of facilities, improvements, and equipment included in the assets and/or the System and all appropriate books records, accounting information, and operating information and data, current and historical, reasonably related to such assets and/or the System and liabilities. ProNet shall make all such transferred books and records available for inspection and copying by Sellers for the purposes of preparing Sellers' tax returns, any tax audits of Sellers, and other purposes not inconsistent with this Agreement. Further, ProNet agrees to maintain normal records with regard to the transferred assets and to make such records available to

Sellers for the foregoing purposes. ProNet's obligation to make records available to Sellers pursuant to this Section 9.17 shall be limited to regular business hours, after reasonable prior notice, for a period of seven (7) years after Closing. The Sellers shall pay for any and all reasonable costs associated with ProNet's obligations under this Section 9.17.

     9.18 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.


                                   ARTICLE 10
                                 CONFIDENTIALITY

     (a) ProNet has requested the opportunity to review, and has reviewed or will review a variety of documents, records and other information which SPC views as confidential and which is generally described on SCHEDULE 10(a) ("SPC Confidential Information").

     The SPC Confidential Information has been and is being provided to ProNet to enable ProNet to consider the desirability, feasibility and timing of, and in order to induce the execution of this Agreement in respect of, the transactions contemplated in this Agreement. Such SPC Confidential Information would not be provided if ProNet did not agree to the provisions of this Article and it is being provided in reliance upon execution of this Agreement including the provisions of this Article.

     ProNet agrees that SPC Confidential Information will be disclosed only to such of ProNet's personnel, and to such of ProNet's outside experts and advisors, as (i) reasonably need to know such information to advise ProNet in connection with the transactions with SPC, or to make decisions (or to participate in the making of such decisions) affecting ProNet in relation SPC, and (ii) agree, in a manner reasonably satisfactory to ProNet under the circumstances to be bound by the provisions and restrictions regarding SPC Confidential Information contained herein. ProNet, will be and remain fully responsible to SPC for any use of SPC Confidential Information by any person who receives it on ProNet's behalf, or to whom ProNet or any such person discloses it, for any reason, in all respects as though ProNet had made such use of such information.

     Furthermore, ProNet agrees that all SPC Confidential Information will be kept and maintained confidential by ProNet; will not be disclosed to any third person (except as described in the preceding paragraph); will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, any supplier, customer or competitor (present or potential) of SPC's (including any such person now or hereafter controlled by or affiliated with ProNet); and will not in any way be used, or be permitted to be used, in a manner detrimental to the business or prospects of SPC. If and when the proposed business transactions between ProNet and SPC as provided for in this Agreement should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and ProNet shall return to SPC, all copies of SPC Confidential Information then held by ProNet, ProNet's agents and ProNet's advisors, or shall certify to SPC's satisfaction that all such copies have been destroyed, and neither ProNet nor any of ProNet's agents or advisors will retain any of the SPC Confidential Information in ProNet's or their possession or control.

     Notwithstanding the foregoing "SPC Confidential Information" shall not include any information which ProNet can show (a) is now or later becomes available in the public domain without breach of this Agreement by ProNet; provided all government filings containing any such SPC Confidential Information shall designate such information as confidential, be sealed or otherwise designated by the agency as not available for public viewing in accordance with applicable guidelines of such government agency, (b) was in the possession of ProNet prior to disclosure to ProNet by SPC and the Sellers, (c) was received from a third party without breach of any nondisclosure obligations to SPC and the Sellers or otherwise in violation of or the Sellers rights or (d) was developed by ProNet independently of any SPC Confidential Information received from SPC and the Sellers.

     In the event of any breach or threatened breach of the provisions of this Article, SPC and/or the Sellers shall be entitled to bring a binding arbitration proceeding for the recovery of damages and or injunctive relief. In addition to any other proffered evidence, the Arbitrator shall receive and consider all evidence proffered by SPC or Sellers concerning loss of business profits to SPC and shall not be precluded from awarding compensatory damages based on such evidence. Judgment on the award shall be entered by the Superior Court of San Joaquin County, California, on the application of SPC and or the Sellers and ProNet waives any right to challenge the sufficiency of the evidence considered by the Arbitrator or the reasonableness of the award in view of such evidence.

     (b) SPC has requested the opportunity to review, and has reviewed or will review a variety of documents, records and other information which ProNet views as confidential and which is generally described on SCHEDULE 10(b) ("ProNet Confidential Information").

     The ProNet Confidential Information has been and is being provided to SPC to enable SPC to consider the desirability, feasibility and timing of, and in order to induce the execution of this Agreement in respect of, the transactions contemplated in this Agreement. Such ProNet Confidential Information would not be provided if SPC did not agree to the provisions of this Article and it is being provided in reliance upon execution of this Agreement including the provisions of this Article.

     SPC agrees that ProNet Confidential Information will be disclosed only to such of SPC's personnel, and to such of SPC's outside experts and advisors, as
(i) reasonably need to know such information to advise SPC in connection with the transactions with ProNet, or to make decisions (or to participate in the making of such decisions) affecting SPC in relation ProNet, and (ii) agree, in a manner reasonably satisfactory to SPC under the circumstances to be bound by the provisions and restrictions regarding ProNet Confidential Information contained herein. SPC, will be and remain fully responsible to ProNet for any use of ProNet Confidential Information by any person who receives it on SPC's behalf, or to whom SPC or any such person discloses it, for any reason, in all respects as though SPC had made such use of such information.

     Furthermore, SPC agrees that all ProNet Confidential Information will be kept and maintained confidential by SPC; will not be disclosed to any third person (except as described in the preceding paragraph); will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, any supplier, customer or competitor (present or potential) of ProNet's (including any such person now or hereafter controlled by or affiliated with SPC); and will not in any way be used, or be permitted to be used, in a manner detrimental to the business or prospects of ProNet. If and when the proposed business transactions between ProNet and SPC as provided for in this Agreement should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and SPC shall return to ProNet, all copies of ProNet Confidential Information then held by SPC, SPC's agents and SPC's advisors, or shall certify to ProNet's satisfaction that all such copies have been destroyed, and neither SPC nor any of SPC's agents or advisors will retain any of the ProNet Confidential Information in SPC's or their possession or control.

     Notwithstanding the foregoing "ProNet Confidential Information" shall not include any information which SPC can show (a) is now or later becomes available in the public domain without breach of this Agreement by SPC; provided all government filings containing any such ProNet Confidential Information shall designate such information as confidential, be sealed or otherwise designated by the agency as not available for public viewing in accordance with applicable guidelines of such government agency, (b) was in the possession of SPC prior to disclosure to SPC by ProNet and the Sellers, (c) was received from a third party without breach of any nondisclosure obligations to ProNet and the Sellers or otherwise in violation of or the Sellers rights or (d) was developed by SPC independently of any ProNet Confidential Information received from ProNet and the Sellers.

     In the event of any breach or threatened breach of the provisions of this Article, ProNet and/or the Sellers shall be entitled to bring a binding arbitration proceeding for the recovery of damages and or injunctive relief. In addition to any other proffered evidence, the Arbitrator shall receive and consider all evidence proffered by ProNet or Sellers concerning loss of business profits to ProNet and shall not be precluded from awarding compensatory damages based on such evidence. Judgment on the award shall be entered by the Superior Court of San Joaquin County, California, on the application of ProNet and or the Sellers and SPC waives any right to challenge the sufficiency of the evidence considered by the Arbitrator or the reasonableness of the award in view of such evidence.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


PRONET INC.


By:  /s/ Mark A. Solls
   ----------------------------------------
Title:  VICE PRESIDENT
      -------------------------------------

     /s/ John K. La Rue
- -------------------------------------------
     John K. La Rue


     /s/ Keith Bussman
- -------------------------------------------
     Keith Bussman



STRATEGIC PRODUCTS CORPORATION

By:  /s/ Keith Bussman
   ----------------------------------------
Title:   PRESIDENT
      -------------------------------------


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